UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PROGENICS PHARMACEUTICALS, INC.

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On June 13, 2019, Progenics Pharmaceuticals, Inc. (the “Company”) issued a press release (the “Press Release”) disclosing a letter its Board of Directors is mailing to the Company’s shareholders in connection with the Company’s upcoming 2019 Annual Meeting of Shareholders, scheduled for July 11, 2019.

The full text of the Press Release follows:

Progenics to Mail Letter to Shareholders

Asks Shareholders to Vote “FOR” All the Company’s Qualified Directors on the WHITE Proxy Card

NEW YORK, June 13, 2019 -- Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) (“Progenics” or the “Company”), an oncology company developing innovative targeted medicines and artificial intelligence to find, fight and follow cancer, is mailing a letter to shareholders in connection with its upcoming 2019 Annual Meeting (“Annual Meeting”) scheduled for July 11, 2019. Shareholders of record as of the close of business on May 13, 2019 are eligible to vote at the Annual Meeting.

The letter details the Company’s first commercial sale of AZEDRA, the skills and experience of its Board of Directors and why the directors Velan Capital, L.P. is targeting are critical to the Company’s success.

The Progenics Board of Directors unanimously recommends that shareholders vote “FOR” all of Progenics’ highly qualified and engaged directors on the WHITE proxy card today.

The full text of the letter follows:

ACT TODAY - VOTE THE WHITE PROXY CARD

FOR ALL PROGENICS’ HIGHLY QUALIFIED & EXPERIENCED DIRECTOR CANDIDATES

June 13, 2019

Dear Fellow Shareholder:

At our 2019 Annual Meeting of Shareholders, scheduled for July 11, 2019, you will be asked to make an important decision regarding your support of your Board and the future of your investment in Progenics. We believe shareholders should be concerned that Velan Capital, L.P., an investment firm, is attempting to derail our significant progress and ultimately gain control of your Board.

The Progenics Board and management team continue to make significant progress toward enhancing the value of your investment. We are working tirelessly to advance our pipeline and make a difference in the lives of patients.

PROGENICS’ AZEDRA HAS RECENTLY RECORDED THE DRUG’S FIRST COMMERCIAL SALE
FOLLOWING SUCCESSFUL NAVIGATION OF A COMPLEX ONBOARDING PROCESS

As an ultra-orphan radiopharmaceutical with a small patient population, AZEDRA’s onboarding process has significantly more complexities than other oncology therapies with larger indications or that do not include radioactive ingredients. Because of these specific attributes, AZEDRA has a unique manufacturing, distribution and administration process that requires close coordination between the manufacturing facility, the hospital and the patient to ensure successful drug administration within a short timeframe.

Since FDA approval of AZEDRA, Progenics has mastered this complex commercialization process, and the Company recorded its first commercial sale of AZEDRA on June 5, 2019. Both of these accomplishments created excellent value for you, our fellow shareholders.

The CEO of Novartis emphasized the importance of these commercial capabilities in the radiopharmaceutical space, saying, “You need big-time capabilities in managing nuclear materials and complex supply chain[s]” – Novartis CEO, Vasant Narasimhan, JP Morgan 2019 Healthcare Conference.

Novartis has invested many billions of dollars to acquire assets in the prostate cancer and neuroendocrine tumor radiopharmaceutical spaces that are quite similar to Progenics’ products. By building these nuclear materials handling and supply chain capabilities, Progenics has created assets that major pharmaceutical companies such as Novartis and our partner Bayer consider valuable, demonstrating the value inherent in our assets.

THE PROGENICS BOARD HAS THE EXPERIENCE NECESSARY TO SUCCESSFULLY OVERSEE THE CONTINUED COMMERCIALIZATION OF AZEDRA AND THE COMPANY’S PIPELINE OF OTHER RADIOPHARMACEUTICALS

We strongly believe the Progenics Board has the right mix of skills and experience to effectively guide the Company to long-term success.

We are mindful that the composition of our Board must include skill sets and experience that will enable us to continue to develop and commercialize our pipeline and ultimately drive value for our shareholders. This is why your Board remains open to considering and adding new directors that will enhance the Board and assist Progenics in surpassing commercialization milestones and creating overall value for all Progenics stakeholders. We welcome feedback from our shareholders, including Velan, as we continue our focus on Board composition.

OUR THREE DIRECTORS TARGETED BY VELAN BRING INDISPENSABLE EXPERIENCE,
WHICH IS CRITICAL TO THE COMPANY’S CONTINUED SUCCESS

Messrs. Baker, Crowley and Kishbauch have invaluable experience across the healthcare industry that we believe your Company needs to continue its strong momentum. These directors have been critical to the reorientation of Progenics’ pipeline, its focus on oncology and acquisition of deeply discounted assets from Molecular Insight Pharmaceuticals, Inc. Removing these indispensable directors would, in our view, harm Progenics’ progress. The fact that Velan has targeted these particular directors highlights its lack of judgment as well as its inability, in our opinion, to comprehend our business and industry.

Mr. Baker is a recognized corporate leader in the radiopharmaceutical, prostate cancer and neuroendocrine tumor fields. He has served as CEO of Progenics since 2011. His decision to focus Progenics in oncology, his actions to build our pipeline and his vision of the future of radiopharmaceutical theranostics are fundamental to our success. He was responsible for the RELISTOR program and licensed it to Wyeth and Bausch Health generating approximately $500 million of revenue to date for the owners of Progenics.

Mr. Crowley has been a leading healthcare investment banker and financier for more than 30 years. He was head of Healthcare Investment Banking at Oppenheimer/CIBC, one of the leading biotech investment banking firms, for 15 years. He advised numerous biotechnology, pharmaceutical, medical device, oncology and healthcare services companies and guided them through complex financing transactions, public and private. He is currently an advisory partner at Windrose Health Investors, where his work focuses on making investments for funds with over $1.4 billion in assets in pharmaceutical businesses.

Mr. Crowley has served as chairman of the board for numerous companies in the healthcare space, including Progenics, Medical Knowledge (an analytics driven marketing services company), Celerion (a contract research company), Lykan (a cell and gene therapy contract manufacturer), Woodbury Health Products (a urology company), and AnaBios (a contract research company). He guided several of these companies to successful exits for their investors.

At Progenics, Mr. Crowley has been instrumental in focusing the Company’s pipeline in the oncology space and in driving the management team to successfully execute the Company’s strategy. His finance and transactional background has been invaluable in the execution of the Company’s financing and business acquisition strategy and has been an important contributor to the Board’s periodic evaluations of financial and strategic options in order to successfully commercialize the Company’s pipeline.

Mr. Kishbauch’s strong track record of successful pharmaceutical commercialization makes him essential to the commercial launch of AZEDRA. Most recently, he was President/CEO of Achillion Pharmaceuticals, where he oversaw a significant turnaround and entered into transformative partnerships with Gilead Sciences and Johnson & Johnson. He was the Head of U.S. Product Marketing at CIBA/Novartis, where he led two highly successful product launches -- Voltaren (diclofenac) and Habitrol (nicotine patch). He later established what was to become Novartis' Oncology Field Force, helping to launch its first product, Aredia (pamidronate), and paving the way for this commercial organization to launch numerous notable oncology products.

He is the former President/COO at MedImmune, where he built the company's commercial organization leading to launches of CytoGam, RespiGam and Synagis. Additionally, he founded and is the former President and CEO of OraPharma, which he took public in 2000 and successfully sold to Johnson & Johnson in 2003 for a 63 percent premium. While there, he built the company’s commercial organization into the preeminent oral health pharmaceutical field force in the industry and launched the company’s lead product, Arestin, which was the first $100 million product in dental pharmaceuticals that remains one of the largest in the field today. Over the course of his career, he has served as a director on seven public company boards.

At Progenics, Mr. Kishbauch is Chair of the Nominating and Corporate Governance Committee. In this role, he has continued his track record of espousing best-in-class governance practices and welcoming shareholder input. This includes stewarding the Board’s implementation of lower thresholds for shareholders to call special meetings and the adoption of proxy access. Mr. Kishbauch’s vast pharmaceutical and commercialization experience also continues to be invaluable to the Company, and particularly integral to the AZEDRA commercialization process.

VOTE THE ENCLOSED WHITE PROXY CARD “FOR” ALL OF PROGENICS’

QUALIFIED DIRECTOR NOMINEES

Together with our management team, our Board is integral to the successful development and execution of our strategic business plan, which has now delivered our first commercial sale of AZEDRA. We strongly believe that we have the right Board and strategy in place to shape the future of Progenics as we continue to build value for you and our fellow shareholders.

We strongly urge you vote on the WHITE proxy card and “FOR” all Progenics’ nominees at the upcoming 2019 Annual Meeting.

Sincerely,

The Progenics Board of Directors

About PROGENICS
Progenics is an oncology company focused on the development and commercialization of innovative targeted medicines and artificial intelligence to find, fight and follow cancer, including: therapeutic agents designed to treat cancer (AZEDRA®, 1095, and PSMA TTC); prostate-specific membrane antigen (“PSMA”) targeted imaging agent for prostate cancer (PyL™); and imaging analysis technology (aBSI and PSMA AI). Progenics has two commercial products, AZEDRA, for the treatment of patients with unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma (rare neuroendocrine tumors of neural crest origin) who require systemic anticancer therapy; and RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced constipation, which is partnered with Bausch Health Companies Inc.

Forward Looking Statements
This letter contains projections and other “forward-looking statements” regarding future events. Statements contained in this communication that refer to Progenics’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics’ current perspective of existing trends and information as of the date of this communication and include statements regarding Progenics’ strategic and operational plans and delivering value for shareholders. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the costs and management distraction attendant to a proxy contest; market acceptance for approved products; the risk that the commercial launch of AZEDRA may not meet revenue and income expectations; the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations; the unpredictability of the duration and results of regulatory review of New Drug Applications (NDA) and Investigational NDAs; the inherent uncertainty of outcomes in the intellectual property disputes such as the dispute with the University of Heidelberg regarding PSMA-617; our ability to successfully develop and commercialize products that incorporate licensed intellectual property; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial, regulatory and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the Securities and Exchange Commission (the “SEC”), including those risk factors included in its Annual Report on Form 10-K for the year ended December 31, 2018, as updated in its subsequent Quarterly Reports on Form 10-Q. Progenics is providing the information in this letter as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this letter. For more information, please visit www.progenics.com. Information on or accessed through our website or social media sites is not included in the company’s SEC filings.

Important Additional Information and Where to Find It
Progenics has filed a definitive proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2019 Annual Meeting of Shareholders. Progenics’ shareholders are strongly encouraged to read the definitive proxy statement (including any amendments or supplements thereto) and the accompanying WHITE proxy card because they contain important information. Shareholders may obtain copies of Progenics’ 2019 proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Progenics with the SEC in connection with its 2019 Annual Meeting of Shareholders when they become available and for no charge at the SEC’s website at www.sec.gov. Copies will also be available for no charge in the Investors section of Progenics’ website at www.progenics.com.

Certain Information Regarding Participants
Progenics, its directors, executive officers and certain employees may be deemed participants in the solicitation of proxies from shareholders in connection with Progenics’ 2019 Annual Meeting of Shareholders. Information regarding these participants, including their respective direct or indirect interests by security holdings or otherwise, is set forth in the definitive proxy statement for Progenics’ 2019 Annual Meeting of Shareholders, which can be obtained free of charge from the sources indicated above.

Investor Contact
Melissa Downs
Investor Relations
(646) 975-2533
mdowns@progenics.com

Additional Investor Contact
Bob Marese / David Whissel
MacKenzie Partners, Inc.
(212) 929-5500

Media Contact
Michael Freitag / James Golden / Clayton Erwin
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449